INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant       |X|

Filed by a Party other than the Registrant     |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement

|_|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e) (2))

                     Standish, Ayer & Wood Investment Trust
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


 ------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

                     Standish, Ayer & Wood Investment Trust
                              One Financial Center
                                Boston, MA 02111
                                 (800) 221-4795

November 8, 1999

      Re. Standish Small Cap Tax-Sensitive Equity Fund

Dear Shareholder:

I am writing to ask for your vote on a proposal to approve a new management contract between your fund (Standish Small Cap Tax-Sensitive Equity Fund) and Standish, Ayer & Wood, Inc. ("Standish"), your fund's investment adviser, increasing the rate at which management fees are payable to Standish from 0.60% to 0.80% of the fund's average daily net assets.

The increased fee rate is proposed only after a great deal of thought and analysis on the part of Standish and your fund's Board of Trustees. Standish and the Board of Trustees have carefully examined the management fees, investment performance and expense ratios of your fund compared with those of similar funds. Your fund has had above average performance for its most recent one-year, three-year and since-inception periods. Nevertheless, the management fee rate payable to Standish by the fund is significantly lower than that payable by the majority of similar funds.

The importance of updating the fund's management fee rate is underscored by the increased complexity in recent years of the domestic small capitalization equity market, and increased competition among small cap institutional funds. In this environment, Standish must be able to attract and retain quality investment personnel and to capitalize on advances in technology and research. Standish believes that the fee rate increase is necessary in order for your fund to maintain and enhance the resources needed to permit the fund to compete effectively with other funds in its peer group. Standish and your fund's Board of Trustees recommend that you vote in favor of this proposal.

The enclosed proxy statement therefore solicits your vote in favor of the new management fee rate, which Standish and your fund's Board of Trustees believe is fair and reasonable compared to the fees paid by similar funds to high quality fund managers. In fact, if you approve the proposed management contract, the new management fee rate payable to Standish (0.80% of average daily net assets) would still be lower than the median fee rate payable to the mutual funds included in the Lipper Small Cap Institutional Funds universe (0.83% of average daily net assets).

We urge you to read carefully the more detailed explanation of these proposals in the enclosed proxy statement. In addition, we would be happy to talk with you about the proposal. Please call your investment manager at Standish or Michael Fechter, Vice President of Client Service, or Lavinia Chase, Director of Client Service for the Standish Mutual Funds, at (800) 221-4795.

Your vote is important to us. In order for us to obtain a quorum at the meeting, it is important that your shares be represented. Therefore, I urge you to cast your vote on the proposal contained in the Proxy Statement and return our completed proxy card promptly in the enclosed self-addressed return envelope.

Sincerely,

Richard S. Wood
President
Standish, Ayer & Wood Investment Trust

                     Standish, Ayer & Wood Investment Trust
                              One Financial Center
                                Boston, MA 02111
                                 (800) 221-4795

November 8, 1999

      Re. Standish Small Cap Tax-Sensitive Equity Fund

Dear Shareholder:

I am writing to ask for your vote on a proposal to approve a new management contract between your fund (Standish Small Cap Tax-Sensitive Equity Fund) and Standish, Ayer & Wood, Inc. ("Standish"), your fund's investment adviser, increasing the rate at which management fees are payable to Standish from 0.60% to 0.80% of the fund's average daily net assets.

The increased fee rate is proposed only after a great deal of thought and analysis on the part of Standish and your fund's Board of Trustees. Standish and the Board of Trustees have carefully examined the management fees, investment performance and expense ratios of your fund compared with those of similar funds. Your fund has had above average performance for its most recent one-year, three-year and since-inception periods. Nevertheless, the management fee rate payable to Standish by the fund is significantly lower than that payable by the majority of similar funds.

The importance of updating the fund's management fee rate is underscored by the increased complexity in recent years of the domestic small capitalization equity market, and increased competition among small cap institutional funds. In this environment, Standish must be able to attract and retain quality investment personnel and to capitalize on advances in technology and research. Standish believes that the fee rate increase is necessary in order for your fund to maintain and enhance the resources needed to permit the fund to compete effectively with other funds in its peer group. Standish and your fund's Board of Trustees recommend that you vote in favor of this proposal.

The enclosed proxy statement therefore solicits your vote in favor of the new management fee rate, which Standish and your fund's Board of Trustees believe is fair and reasonable compared to the fees paid by similar funds to high quality fund managers. In fact, if you approve the proposed management contract, the new management fee rate payable to Standish (0.80% of average daily net assets) would still be lower than the median fee rate payable to the mutual funds included in the Lipper Small Cap Institutional Funds universe (0.83% of average daily net assets).

We urge you to read carefully the more detailed explanation of these proposals in the enclosed proxy statement. In addition, we encourage you to discuss this proxy with your investment advisor and/or call us directly with any questions. Standish representatives may be reached at (800) 221-4795.

Your vote is important to us. In order for us to obtain a quorum at the meeting, it is important that your shares be represented. Therefore, I urge you to cast your vote on the proposal contained in the Proxy Statement and return our completed proxy card promptly in the enclosed self-addressed return envelope.

Sincerely,


Richard S. Wood
President
Standish, Ayer & Wood Investment Trust

                  STANDISH SMALL CAP TAX-SENSITIVE EQUITY FUND
                                   a series of
                      Standish Ayer & Wood Investment Trust
                              One Financial Center
                           Boston, Massachusetts 02111
                                 1.800.221.4795

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         SCHEDULED FOR DECEMBER 20, 1999

      This is the formal agenda for your fund's shareholder meeting. It tells you the matters that you will be asked to vote on and the time and place of the meeting, in case you want to attend in person.

      To the shareholders of Standish Small Cap Tax-Sensitive Equity Fund:

      A meeting of shareholders of your fund will be held at the offices of Standish, Ayer & Wood, Inc., One Financial Center, 26th Floor, Boston, Massachusetts 02111, on December 20, 1999, at 2:00 p.m.,EST, to consider the following:

      1. A proposal to approve a new management contract between the fund and Standish, Ayer & Wood, Inc., your fund's investment adviser ("Standish"), increasing the rate at which management fees are payable to Standish.

      2. Any other business that may properly come before the meeting.

      Shareholders of record as of the close of business on October 18, 1999 are entitled to vote at the meeting and any related follow-up meetings.

                                          By order of the Board of Trustees
                                          Anne P. Herrmann, Secretary

Boston, Massachusetts
November 8, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD.

                                 PROXY STATEMENT
                                       OF
                  STANDISH SMALL CAP TAX-SENSITIVE EQUITY FUND
                                   a series of
                      Standish Ayer & Wood Investment Trust
                              One Financial Center
                           Boston, Massachusetts 02111
                                 1.800.221.4795

                         SPECIAL MEETING OF SHAREHOLDERS

      This proxy statement contains the information that you should have before voting on the proposals as summarized below.

      Standish Small Cap Tax-Sensitive Equity Fund will furnish without charge a copy of its annual report or semiannual report to any shareholder upon request. Shareholders who want to obtain a copy of these reports should direct all written requests to the attention of the fund, at the address listed above, or should call 1.800.221.4795.

                                  INTRODUCTION

      This proxy statement is being used by the board of trustees of Standish, Ayer & Wood Investment Trust (the "Trust") to solicit proxies to be voted at a special meeting of shareholders of your fund. This meeting will be held at the offices of Standish, Ayer & Wood, Inc., One Financial Center, 26th Floor, Boston, Massachusetts 02111, at 2:00 p.m., EST on Monday, December 20, 1999, and at any adjournments of the meeting to a later date.
The purpose of this meeting is to consider:

      1. A proposal to approve a new management contract between the fund and Standish, Ayer & Wood, Inc., your fund's investment adviser ("Standish"), increasing the rate at which management fees are payable to Standish;

      2. Any other business that may properly come before the meeting.

      This proxy statement and proxy are being mailed to shareholders on or about November 8, 1999. The annual and semi-annual reports for the fund for the fiscal periods ended September 30, 1998 and March 31, 1999 were previously mailed to shareholders.

Who is eligible to vote?

      Shareholders of record as of the close of business on October 18, 1999 (the "record date") are entitled to vote on all of the fund's business at the meeting or any adjournments thereof. Each share is entitled to one vote and each fractional share is entitled to a corresponding fractional vote. Shares represented by properly executed proxies, unless revoked before or at the meeting, will be voted according to Shareholders' instructions. If you sign a proxy, but do not fill in a vote, your shares will be voted to approve the proposals. If any other business comes before the meeting, your shares will be voted at the discretion of the persons named as proxies.

                                   PROPOSAL 1

                      APPROVAL OF A NEW MANAGEMENT CONTRACT

Summary

      Standish, Ayer & Wood, Inc. ("Standish"), One Financial Center, Boston, Massachusetts 02111, has served as investment adviser to the fund since its inception on January 2, 1996 pursuant to an investment advisory agreement of that date (the "existing contract"). Standish is a Massachusetts corporation incorporated in 1933 and is registered as an investment adviser under the Investment Advisers Act of 1940.

      Standish provides fully discretionary management services and counseling and advisory services to a broad range of clients throughout the United States, including mutual funds, pension plans, endowments, foundations, and high net worth individuals. Together with its affiliate, Standish International Management Company, L.P., Standish has over $45 billion in assets under management for clients. Standish is independently owned and operated by twenty-three investment and other professionals employed by the firm. See the Appendix to this proxy statement for more information concerning the ownership and control of Standish.

      At a meeting of the board of trustees held on October 12, 1999, the trustees, including all of the trustees who are not "interested persons" of the fund or Standish, unanimously approved and voted to recommend that the shareholders of the fund approve a proposal to adopt a new management contract between Standish and the fund (the "proposed contract"). Under the proposed contract, there would be an increase in the rate of management fees paid by the fund to Standish. Specifically, the fee payable by Standish would be increased from 0.60% to 0.80% of the fund's average daily net assets or 20 cents per $100 invested in the fund.

      Standish believes the proposed management fee is appropriate for the following reasons:

      o the fund has significantly outperformed both its benchmark and the median comparable mutual fund since its inception

      o the fund's existing advisory fee of 0.60% of the fund's average daily net assets is well below the 0.83% median fee paid by comparable mutual funds

      o the proposed fee of 0.80%, and the resulting total expense ratio of the fund would also be lower than the median fee and median total expense ratio of comparable mutual funds

      o there has been a significant increase in the complexity, competitiveness and costs involved in managing a mutual fund focusing on domestic small capitalization stocks

      o the proposed fee will provide Standish with the resources necessary to attract and retain high quality investment professionals and to invest in the advanced technology and systems needed to maintain and enhance the present level of service to the fund's shareholders

Discussion

Rationale for the Increase in Management Fee

      Strong Performance. Standish believes the proposed increase in management fee is justified in part by the fund's strong historical performance. The following table compares the total return of the fund for the periods ended September 30, 1999 to the total return during the same periods for the Russell 2000 Growth Index, the fund's benchmark, and for the investment companies in the Lipper Institutional Small Cap Funds universe, which consists of funds that have a small capitalization growth orientation similar to the fund's. As indicated below the fund has significantly outperformed both its benchmark and the median fund in its competitive universe.

                                  Standish
                                  Small Cap
                                Tax-Sensitive    Russell 2000     Lipper
                                 Equity Fund     Growth Index    Universe
                                 -----------     ------------    --------

      One year                      57.03%          32.64%         27.17%

      Three years                   20.19%           7.14%          8.89%

      Since Inception (1/2/96)      21.07%           8.65%         11.99%

      Below Average Advisory Fee and Expense Ratio. Standish also believes the proposed fee increase is reasonable and appropriate in light of the fees and expenses incurred by other funds. The fund pays Standish an advisory fee that is significantly lower than the median fee paid by similar funds. During the 12 months ended September 30, 1999, the fund paid Standish a management fee at an annual rate of 0.60% of average daily net assets. The median management fee for investment companies in the Lipper Small Cap Institutional Funds group universe is 0.83% of average daily net assets. If the proposed increase in the fund's management fee is approved, the fund would pay Standish a fee of 0.80% annually of average daily net assets. Consequently, the fund currently pays at a rate that is substantially below the median for its peer group and, if the proposed contract is approved, the fund would pay Standish a fee that is still below the median fee for the fund's peer group.

      Further, the fund's total expense ratio (0.79% at September 30, 1999) is also well below the 1.00% median expense ratio of funds in the Lipper universe. If the fee increase is approved, the resulting expense ratio of 0.99% would be in line with the Lipper universe median.

      Increased Complexity, Competition and Costs. Standish also believes the proposed increase is necessary in light of the increased complexity, competition and costs involved in managing a mutual fund focusing on domestic small cap stocks.

      The complexity arises in part from the growth in the number of issues in the small cap sector, including significant growth in the number of initial public offerings. This complexity is heightened by the need for Standish to search continually for new investment opportunities as many such companies appreciate beyond the small cap sector. Finally, the small capitalization sector is increasingly dominated by companies offering technologically complex products and services. Investing successfully in this sector requires a deep understanding of the industries in which these companies compete, and the often highly technical factors relating to product or service design and supply and demand, making some companies more likely to outperform their competitors.

      The growth of the small cap sector has in turn led to a significant increase in the number of funds focusing on this market. To continue to grow, the fund must compete for assets by seeking to outperform an ever-increasing number of funds.

      These factors have in turn resulted in greater costs to Standish of managing the fund. Standish must increasingly invest in technology and personnel to analyze individual companies and industry trends in this growing and rapidly changing high-technology oriented market. The growth in the number of funds has also placed upward pressure on compensation levels for qualified portfolio managers and analysts in this area. To retain and attract high quality professionals, Standish must remain competitive in its compensation and benefits structure. Partly as a result of these cost-related pressures, Standish has incurred a net loss (advisory fee revenues less operations expenses) in managing the fund since its inception. Standish receives no revenues from the fund other than its advisory fee. Accordingly, the advisory fee alone compensates Standish for providing the personnel, equipment and office space necessary for the management of the fund's investments, compliance with regulatory requirements, and a variety of administrative functions.

      Standish does not believe the existing fee will over time provide for the appropriate resources to enable it to attract and retain the quality personnel and to provide the advanced technology and systems necessary to maintain and enhance the present level of service and performance to the fund's shareholders. Standish believes the proposed increase in fee would provide the resources necessary to better enable Standish to address these challenges.

      The fee increase is proposed only after careful consideration by Standish and your board of trustees. Standish and your fund's board of trustees, including the trustees who are not interested persons of the fund or Standish, have determined that the proposed fee increase is fair and reasonable. (For a discussion of the deliberations of the board, see "Factors Considered by the Trustees" below.) Standish and your board recommend that you vote in favor of this proposal.

Terms of existing and proposed contracts

      Except for the different advisory fee rates, effective dates and renewal dates, the terms of the existing and proposed contracts are substantially identical. A copy of the proposed contract is attached to this proxy statement (Exhibit A). The following summary of the terms of the proposed contract is qualified in its entirety by reference to this copy of the proposed contract.

      Advisory Services. Under the terms of both the existing and proposed contracts Standish is responsible for providing continuously an investment program for the fund, consistent with the fund's investment objective, policies and restrictions and subject to the supervision and approval of the trustees. Specifically, Standish is required to determine what investments shall be purchased, held, sold or exchanged by the fund and what portion, if any, of the fund's assets will be held uninvested and to make changes in the Fund's investments. Standish also manages, supervises and conducts the other affairs and business of the fund.

      The fund's portfolio manager is Nicholas S. Battelle, who has been primarily responsible for the day-to-day management of the fund's portfolio since the fund's inception in January 1996. Whether or not the proposed contract is approved, it is intended that Mr. Battelle would continue to serve as the fund's portfolio manager. During the past five years, Mr. Battelle has served as a Director of Standish.

      Standard of care. Under each contract, Standish is not liable for any loss incurred in connection with the performance of its duties, or action taken or omitted under the contract or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment unless resulting from Standish's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the contract.

      Expenses. Under the terms of both the existing and proposed contract, the fund bears the expenses of its operations, including among other things, legal and auditing services, taxes and governmental fees, certain insurance premiums, costs of notices and reports to interest holders, preparation and filing of registration and financial statements, bookkeeping and share pricing expenses, fees and disbursements of the fund's custodian, or interest and other like expenses properly payable by the fund.

      Standish may from time to time voluntarily agree not to impose all or a portion of its fee or otherwise take action to reduce expenses of the fund. Any such fee voluntary limitation or expense reduction may be discontinued or modified by Standish at any time.

      Standish has temporarily and voluntarily agreed to limit the fund's expenses to 1.00% of the fund's average daily net assets.

      Advisory Fees: Existing contract. As noted above, as compensation for its management services and certain expenses which Standish incurs on behalf of the fund, the fund pays Standish an annual management fee under the existing contract equal to 0.60% of the fund's average daily net assets. This fee is computed daily and paid monthly.

      Advisory Fees: Proposed contract. Under the proposed contract, as compensation for its management services and certain expenses which Standish incurs on behalf of the fund, the fund would pay Standish an annual management fee equal to 0.80% of the fund's average daily net assets. The fee would be computed daily and paid monthly. Accordingly, this fee represents an increase in the management fee rate payable to Standish of 0.20% annually over the rate under the existing contract. For information on management fees paid by other funds managed by Standish with similar objectives, see the Appendix to this proxy statement.

      The effective date of the proposed contract is expected to be January 31, 2000 (the "effective date"). Accordingly, the new fee will take effect on the effective date if the proposed contract is approved at the meeting of shareholders.

Effect of the new management fee

      Set forth below is a table showing the dollar amount of actual management fees paid during the fund's fiscal year ended September 30, 1999 under the existing contract and the dollar amount of fees that would have been paid under the proposed contract. The table also shows the differences (expressed as a percentage of the existing fee and in dollar terms) between the amount that would have been paid under the proposed contract and the amount actually paid under the existing contract. Also set forth below is a comparative fee table showing the amount of fees and expenses paid by the fund under the existing contract as a percentage of average daily net assets and the amount of fees and expenses shareholders would have paid if the proposed contract had been in effect. The figures shown for the new fee represent the amounts that actually would have been paid under the proposed contract during the 12 months ended September 30, 1999. At September 30, 1999, the fund had net assets of approximately $143 million.

                      DOLLAR AMOUNT OF MANAGEMENT FEES PAID
                     (fiscal year ended September 30, 1999)

                                                                                    Difference from Amount Paid under
                                                                                            Existing Contract
                                                                                   ----------------------------------
                                                        Existing       Proposed    as a percentage of
                                                        Contract       Contract     the existing fee       in dollars
                                                        --------       --------     ----------------       ----------

Amount of Fees Paid or that Would Have Been Paid        $673,023       $897,363             +33.3%          +$224,340

Amount of Fees Paid or that Would Have Been Paid        $659,422       $845,092            +28.16%          +$194,670
     (After waiver)*

The increase would amount to 20 cents on each $100 invested in the fund.

-----------------

* Due to voluntary expense limitations in place during the fiscal year ended September 30, 1999, Standish reduced its advisory fee payable by the fund and reimbursed certain of the fund's other expenses.

                              COMPARATIVE FEE TABLE

                     (fiscal year ended September 30, 1999)

Annual Fund Operating Expenses
(as a percentage of average net
assets)

                                             Existing    Proposed
                                             Contract    Contract
                                             --------    --------

      Management Fee                           0.60%       0.80%

      Distribution and Service (12b-1) Fee     0.00%       0.00%

      Other Expenses                           0.19%       0.19%
                                             --------    --------

      Total Annual Fund Operating Expenses     0.79%       0.99%

Examples

      The following examples help you compare the costs of investing in the fund currently under the existing contract and after giving effect to the fee increase reflected in the proposed contract with the cost of investing in other mutual funds. They assumes that: a) you invest $10,000 in the fund for the time periods shown, b) you reinvest all dividends and distributions, c) your investment has a 5% return each year and d) the fund's operating expenses remain the same.

          Number of years you
            own your shares      Existing Contract  Proposed Contract
                1 year                   $81              $101
                3 years                 $252              $315
                5 years                 $439              $547
                10 years                $978            $1,213

Other provisions of the existing and proposed contracts

Miscellaneous

      The existing contract was first approved by your fund's board on November 8, 1995 and was approved by Standish, as the fund's sole initial shareholder on January 2, 1996 in connection with the fund's organization. Its renewal was most recently approved by the board at a meeting held October 12, 1999 with such renewal to expire on the earlier of one year or, if approved by shareholders, the effective date of the proposed contract. The existing contract is renewable annually by the vote of a majority of the fund's board, including a majority of the trustees who are not "interested persons" (as defined in the 1940 Act) of the fund or Standish, cast in person at a meeting called for the purpose of voting on such renewal.

      If approved, the proposed contract will become effective on January 31, 2000 (or if approved after that date, on the first day of the first month following the approval date) and will continue in effect until January 31, 2002 and thereafter will continue from year to year subject to annual approval by the board of trustees in the same manner as the existing contract. The existing contract and the proposed contract terminate if assigned (as defined in the 1940
Act) and may be terminated without penalty by either party, (in the case of the fund by vote of its board or by a vote of a majority of the outstanding voting securities of the fund) upon 60 days' written notice.

Additional information pertaining to Standish

      For additional information concerning the management, ownership structure, affiliations, brokerage policies and certain other matters pertaining to Standish, see the Appendix to this proxy statement.

Factors considered by the trustees

      The trustees determined that the terms of the proposed contract are fair and reasonable and that approval of the proposed contract on behalf of the fund is in the best interests of the fund and its shareholders. In their discussions, the trustees who are not "interested" persons of the fund or Standish were advised by their own legal counsel. Prior to approving the proposed contract, the trustees who are not "interested" persons of the fund or Standish first met privately with their counsel on September 21, 1999. These trustees again met privately with their counsel in the course of the October 12, 1999 meeting of the full board of trustees.

      In connection with their deliberations, the trustees requested and were furnished with substantial information to assist in their evaluation. This information included a comparison of the fund's present and proposed investment management fees and expense ratios with those of other mutual funds in its peer group. This information indicated that the fund's present fee and expense ratio were well below the median among mutual funds in its competitive universe and that, with the proposed fee increase, the fund's investment management fee would still be somewhat below the median and its expense ratio would be equal to that of the median fund. Standish also provided information comparing the fund's investment performance with the fund's benchmark, the Russell 2000 Growth Index, and with competitive funds which indicated that the fund had generally outperformed the benchmark and the median fund in its competitive universe.

      In addition, Standish provided information indicating that it is incurring losses in managing the fund at the current fee level and that the current domestic small capitalization equity market is marked by various factors which tend to increase Standish's costs. These factors include, (i) growing complexity (both in the increasing number of issuers Standish must follow, including significant growth in the number of initial public offerings, and the highly technical nature of products and services most of these companies provide); (ii) a high level of competition among a growing number of funds in this category for assets, top performance rankings and quality investment personnel; and (iii) steeply rising costs related to the employment of additional quality investment consultants, investments in information technology and the effect of competition on compensation packages necessary to attract and retain quality personnel.

      As a result of their deliberations, and taking into consideration the information provided, the trustees determined that Standish's request for a fee increase was reasonable.

Trustees' recommendation

      At the meeting on October 12, 1999, including all of the trustees who are not "interested persons" of the fund or Standish, unanimously concluded that the fee was fair and reasonable and in the best interests of the fund's shareholders, and by a vote cast at the meeting, unanimously approved and voted to recommend to the shareholders of the fund that they approve the proposal to adopt the proposed contract.

Required vote

      Adoption of this Proposal requires the approval of a majority of the outstanding voting securities of the fund, which under the 1940 Act, means the affirmative vote of the lesser of (i) 67% or more of the shares of the fund represented at the meeting, if at least 50% of all outstanding shares of the fund are represented at the meeting, or (ii) 50% or more of the outstanding shares of the fund entitled to vote at the meeting (a "1940 Act majority vote").

      If this Proposal is not approved by the shareholders of the fund, the existing contract will continue in effect.

      For the reasons set forth above, the trustees of your fund recommend that shareholders vote in favor of the proposed contract.

                       INFORMATION CONCERNING THE MEETING

Outstanding shares and quorum

      As of October 18, 1999, 3,560,755.988 shares of beneficial interest of the fund were outstanding. Only shareholders of record on October 18, 1999 are entitled to notice of and to vote at the meeting. A majority of the outstanding shares of the fund that are entitled to vote will be considered a quorum for the transaction of business.

Ownership of shares of the fund

      To the knowledge of the fund, as of October 18, 1999, the following persons owned of record or beneficially 5% or more of the outstanding shares of the fund.

                                      Number of shares owned and
Shareholder                           percentage of total shares outstanding
-----------                           --------------------------------------

Charles Schwab & Co.                  649,942.087                18%
BDG & Co.                             461,344.581                13%

Shareholder proposals

      Your fund is not required to hold annual meetings of shareholders and does not currently intend to hold a meeting of shareholders in 2000. A shareholder proposal intended to be presented at a future annual meeting must be received by the fund a reasonable time before the fund prepares proxy materials relating to such a meeting.

Proxies, quorum and voting at the meeting

      Any shareholder who has given his or her proxy to someone has the power to revoke that proxy at any time prior to its exercise by executing a superceding proxy or by submitting a notice of revocation to the secretary of the fund. In addition, although mere attendance at the meeting will not revoke a proxy, a shareholder present at the meeting may vote in person and, by voting in person, shall be deemed to have revoked any previously granted proxy. All properly executed and unrevoked proxies received in time for the meeting will be voted in accordance with the instructions contained in the proxies. If no instruction is given, the persons named as proxies will vote the shares represented thereby in favor of the proposals described above and will use their best judgment in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

      In the event that at the time any session of the meeting is called to order a quorum is not present in person or by proxy, the persons named as proxies may vote those proxies which have been received to adjourn the meeting to a later date. In the event that a quorum is present but sufficient votes in favor of any of the proposals have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to such proposal. Any such adjournment will require the affirmative vote of more than one half of the shares of the fund present in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote those proxies which they are entitled to vote in favor of any such proposal in favor of such an adjournment and will vote those proxies required to be voted against any such proposal against any such adjournment. A shareholder vote may be taken on one or more of the proposals in the proxy statement prior to such adjournment if sufficient votes for its approval have been received and it is otherwise appropriate. Such vote will be considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

      Shares of your fund represented in person or by proxy, including shares which abstain or do not vote with respect to a proposal, will be counted for purposes of determining whether there is a quorum at the meeting. Accordingly, an abstention from voting has the same effect as a vote against a proposal.

      However, if a broker or nominee holding shares in "street name" indicates on the proxy card that it does not have discretionary authority to vote on a proposal, those shares will not be considered present and entitled to vote on that proposal. Thus, a "broker non-vote" has no effect on the voting in determining whether a proposal has been adopted in accordance with a vote that may be approved by less than a majority of the outstanding share of the fund, if more than 50% of the outstanding shares (excluding the "broker non-votes") are present or represented at the meeting. However, for purposes of determining whether a proposal has been adopted in accordance with a vote that requires approval by holders of at least a majority of the outstanding shares of the fund, a "broker non-vote" has the same effect as a vote against that proposal because shares represented by a "broker non-vote" are considered to be outstanding shares.

Other business

      While the meeting has been called to transact any business that may properly come before it, the only matters that the trustees intend to present is the investment management contract proposal stated in the attached notice of special meeting of shareholders and described in this proxy statement. However, if any additional matters properly come before the meeting, and on all matters incidental to the conduct of the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on such matters unless instructed to the contrary.

Method of solicitation and expenses

      The cost of preparing, assembling and mailing this proxy statement, the attached notice and the accompanying proxy card will be borne by Standish. In addition to soliciting proxies by mail, Standish may, at Standish's expense, have one or more of the fund's officers, representatives or compensated third-party agents, aid in the solicitation of proxies by personal interview or telephone and telegraph and may request brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the shares held of record by such persons.

      Persons holding shares as nominees will be reimbursed by Standish, upon request, for the reasonable expenses of mailing soliciting materials to the principals of the accounts.

                                    APPENDIX

Additional information pertaining to Standish

      Ownership and Control of Standish. Edward H. Ladd is the Chairman of the Board of Directors and Managing Director of Standish. George W. Noyes is the President, Chief Executive Officer and a Managing Director of Standish. Paul W. Martins is the Vice President-Finance and Treasurer of Standish. The following, constituting all of the Directors and all of the shareholders of Standish, are Standish's controlling persons: Caleb F. Aldrich, Nicholas S. Battelle, David H. Cameron, Karen K. Chandor, D. Barr Clayson, W. Charles Cook, Joseph M. Corrado, Richard C. Doll, Dolores S. Driscoll, Maria D. Furman, James E. Hollis III, Raymond J. Kubiak, Edward H. Ladd, Laurence A. Manchester, George W. Noyes, Arthur H. Parker, Howard B. Rubin, Austin C. Smith, Thomas P. Sorbo, David C. Stuehr, Ralph S. Tate, Michael W. Thompson and Richard S. Wood.

      The trustees and officers of the fund who are also directors, officers or employees of Standish are listed below. The address of each such person, and of each person who is an officer or director of Standish, is c/o Standish, Ayer & Wood, Inc., One Financial Center, Boston, Massachusetts 02111.

Directors, officers and employees of Standish who are also trustees and officers of the fund:

Name                             Position held With the Fund            Position with Standish
--------------------------       -----------------------------------    -----------------------------------------

D. Barr Clayson                  Vice President and Trustee             Vice President and Managing Director

Edward H. Ladd                   Vice President and Trustee             Chairman of the Board and Managing
                                                                        Director

Richard S. Wood                  President, Chief Executive Officer     Vice President, Secretary and
                                 and Trustee                            Managing Director

James E. Hollis III              Executive Vice President               Vice President and Director

Paul G. Martins                  Vice President, Treasurer and Chief    Vice President - Finance and
                                 Financial Officer                      Treasurer

Beverly E. Banfield              Vice President                         Associate Director, Vice President
                                                                        and Chief Compliance Officer

Lavinia B. Chase                 Vice President                         Vice President and Associate Director

Anne P. Herrmann                 Vice President and Secretary           Assistant Vice President and Senior
                                                                        Fund Administration Manager

Denise B. Kneeland               Vice President                         Vice President and Manger, Mutual
                                                                        Fund Operations

Tami M. Pester                   Vice President                         Assistant Compliance Manager and
                                                                        Compliance Officer

Rosalind J. Lillo                Vice President                         Broker/Dealer Administrator

Deborah Rafferty-Maple           Vice President                         Financial Planner and Registered
                                                                        Investment Networks Marketing Manager

The principal occupation of each principal executive officer and director of Standish is as an employee of Standish.

Services provided to the fund by affiliates of Standish

      Standish Funds Distributor, L.P. ("SFD") serves as the fund's principal underwriter. SFD receives no compensation for these services. The address of SFD is One Financial Center, Boston, Massachusetts 02111.

Similar funds managed by Standish

      Standish serves as the investment manager to the following funds with investment objectives similar to your fund's objective:

Name of fund
(net assets as of 9/30/99)                         Assets         Annual Management Fee       Fee After Waivers
--------------------------                         ------         ---------------------       -----------------
Small Cap Equity Fund                          $147,476,031               0.60%*                     0.55%
Small Capitalization Equity Portfolio II        $43,880,830               0.60%                      0.42%

      *On October 12, 1999 the board of trustees of Small Capitalization Equity Portfolio II also approved, and recommended to the shareholders of Small Capitalization Equity Portfolio II that they approve, an increase in this fee from 0.60% to 0.80%.

      Portfolio Transactions. All orders for the purchase or sale of portfolio securities are placed on behalf of the fund by Standish pursuant to authority contained in the existing and proposed contracts. In selecting brokers or dealers, Standish considers factors relating to execution on the best overall terms available, including, but not limited to, the size and type of the transaction; the nature and character of the markets of the security to be purchased or sold; the execution efficiency, settlement capability and financial condition of the dealer; the dealer's execution services rendered on a continuing basis; and the reasonableness of any dealer spreads.

      Standish may select broker-dealers which provide brokerage and/or research services to the fund and/or other investment companies or institutional or other accounts managed by Standish. Such research services must provide lawful and appropriate assistance to Standish in the performance of its investment decision-making responsibilities and could include advice concerning the value of securities; the advisability of investing in, purchasing or selling securities; the availability of securities or the purchasers or sellers of securities; providing stock quotation services, credit rating service information and comparative fund statistics; furnishing analysis, electronic information services, manuals and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and performance of accounts and particular investment decisions; and effecting securities transactions and performing functions incidental thereto (such as clearance and settlement).

      In circumstances in which two or more broker-dealers offer comparable prices and executions, preference may be given to a broker-dealer which has sold shares of the fund. This policy does not imply a commitment to execute all portfolio transactions through all broker-dealers that sell shares of the fund. In addition, if Standish determines in good faith that the amount of commissions charged by a broker-dealer is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, the fund may pay commissions to such broker-dealer in an amount greater than the amount another firm may charge. This information might be useful to Standish in providing services to the fund as well as to other investment companies or accounts managed by Standish, although not all of such research may be useful to the fund. Conversely, such information provided to Standish by brokers and dealers through whom other clients of Standish effect securities transactions might be useful to Standish in providing services to the fund. The receipt of such research is not expected to reduce Standish's normal independent research activities; however, it enables Standish to avoid the additional expense which might otherwise be incurred if it were to attempt to develop comparable information through its own staff.

                                                                       EXHIBIT A

                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of this 31st day of January, between Standish, Ayer & Wood Investment Trust, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), and Standish, Ayer & Wood, Inc., a Massachusetts corporation (the "Adviser".)

WITNESSETH:

      WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the assets held by the Trustees of the Trust may be divided into separate funds, each with its own separate investment portfolio, investment objectives, policies and purposes; and

      WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to Standish Small Cap Tax-Sensitive Equity Fund (the "Fund"), a separate fund of the Trust, and the Adviser is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1. Appointment of the Adviser. The Trust hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless expressly otherwise provided, have no authority to act for or represent the Fund in any way nor shall otherwise be deemed an agent of the Fund.

      2. Duties of the Adviser.

            (a) The Adviser, at its expense, will furnish continuously an investment program for the Fund, will determine, subject to the overall supervision and review of the Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and shall, on behalf of the Trust, make changes in the investments of the Fund. Subject always to the supervision of the Trustees of the Trust and to the provisions of the Trust's Agreement and Declaration of Trust and Bylaws and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto. The Adviser, and any affiliates thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

            (b) The Adviser shall provide, without cost to the Trust, all necessary office space and the services of executive personnel for administering the affairs of the Fund.

            (c) The Fund shall bear the expenses of its operations, including legal and auditing services, taxes and governmental fees, certain insurance premiums, costs of shareholder notices and reports, typesetting and printing of prospectuses and statements of additional information for regulatory purposes and for distribution to shareholders, bookkeeping and share pricing expenses, fees and disbursements of the Trust's custodian, transfer and dividend disbursing agent or registrar, or interest and other like expenses properly payable by the Trust.

      3. Compensation of the Adviser.

            (a) As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Trust agrees to pay to the Adviser a fee at the annual rate of 0.80% of the Fund's average daily net asset value. Such fees shall be accrued when computed and payable monthly. For purposes of calculating such fees, the Fund's average daily net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund's current prospectus and statement of additional information.

            (b) The compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

      4. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or retention of any securities on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

      5. Term and Termination.

            (a) This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

            (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days' written notice to the other parties.

            (c) This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.

      6. Limitation of Liability. The term "Standish, Ayer & Wood Investment Trust" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust dated August 13, 1986, as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                   STANDISH, AYER & WOOD INVESTMENT TRUST

Attest:

                                   By:
--------------------------             -------------------------------------
                                   Its:
                                       -------------------------------------

                                   STANDISH, AYER & WOOD, INC.

Attest:

                                   By:
--------------------------             -------------------------------------
                                   Its:
                                       -------------------------------------

                                  PROXY BALLOT
                  STANDISH SMALL CAP TAX-SENSITIVE EQUITY FUND
                                   a series of
                     STANDISH, AYER & WOOD INVESTMENT TRUST

PROXY                                                                      PROXY

--------------------------------------------------------------------------------

The undersigned, revoking all prior proxies, hereby appoints Beverly E. Banfield, Edward H. Ladd and Richard S. Wood, or any of them individually, as proxies, with full powers of substitution, to vote for the undersigned at the Special Meeting of Shareholders of Standish Small Cap Tax-Sensitive Fund (the "Fund"), a series of Standish, Ayer & Wood Investment Trust (the "Trust"), to be held at the offices of Standish, Ayer & Wood, Inc., One Financial Center, 26th Floor, Boston, Massachusetts 02111, on December 20, 1999, at 2:00 p.m., or at any adjournment thereof, notice of which meeting and the Proxy Statement accompanying the same have been received by the undersigned, upon the following matters as described in the Notice of Special Meeting and accompanying Proxy
Statement:

            (a) TO CONSIDER AND ACT UPON A PROPOSAL TO ADOPT A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN STANDISH, AYER & WOOD INVESTMENT TRUST, ON BEHALF OF ITS SERIES, STANDISH SMALL CAP TAX-SENSITIVE EQUITY FUND, AND STANDISH, AYER & WOOD, INC. INCREASING THE RATE AT WHICH FEES ARE PAID TO STANDISH.

       |_| FOR                   |_| AGAINST                |_| ABSTAIN

            (b) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

SAID PROXIES WILL VOTE THIS PROXY AS DIRECTED, OR IF NO DIRECTION IS INDICATED, FOR THE PROPOSAL UNLESS AUTHORITY TO DO SO IS SPECIFICALLY WITHHELD IN THE MANNER PROVIDED.

                                             Dated:___________________, 1999


                                             -----------------------------------

                                             -----------------------------------

[Label identifying shareholder account]      -----------------------------------

                                             -----------------------------------
                                                         Signature(s)

                                             -----------------------------------
                                                      Print name, title

      In signing, please write name(s) exactly as your account is registered. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES AND SHOULD BE RETURNED AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED